EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 22, 2011, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of DDi Corp. and subsidiaries on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of DDi Corp. and subsidiaries on Forms S-8 (File Nos. 333-112853, effective February 13, 2004, 333-116418, effective June 14, 2004, 333-128656, effective September 28, 2005, and 333-147210, effective November 7, 2007).

/s/ Grant Thornton LLP

Irvine, California

February 22, 2011